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Friday June 8, 6:41 pm Eastern Time

Press Release

SOURCE: Harrah's Entertainment, Inc.


HARRAH'S ENTERTAINMENT, INC. ANNOUNCES PRICING OF $500 MILLION SENIOR NOTE ISSUE BY ITS WHOLLY OWNED SUBSIDIARY HARRAH'S OPERATING COMPANY, INC.

LAS VEGAS, June 8 /PRNewswire/ -- Harrah's Entertainment, Inc. (NYSE: HET -news) today announced the pricing of a Rule 144A private placement of $500 million 7.125 percent senior notes due 2007 issued by its wholly owned subsidiary Harrah's Operating Company, Inc. The $500 million senior notes are guaranteed by Harrah's Entertainment, Inc.

The company intends to use the proceeds to pay down its credit facility. The closing is expected to be on June 14, 2001.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice is issued pursuant to Rule 135(c) of the Securities Act of 1933.

More information about Harrah's Entertainment, Inc., the leading consumer-marketing company in the gaming industry, can be obtained at www.harrahs.com.

Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino entertainment industry, operating 21 casinos in 17 markets in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 23 million players, Harrah's is focused on building loyalty and value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives,

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plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, and effects of competition.

SOURCE: Harrah's Entertainment, Inc.